Exhibit 99

SPS Commerce Reports Second Quarter 2016 Financial Results

Company delivers 23% recurring revenue growth over the second quarter of 2015

MINNEAPOLIS, July 27, 2016 (GLOBE NEWSWIRE) -- SPS Commerce (NASDAQ:SPSC), a leader in retail cloud services, today announced financial results for the second quarter ended June 30, 2016.

Revenue was $47.4 million in the second quarter of 2016, compared to $38.8 million in the second quarter of 2015, reflecting 22% growth in revenue from the second quarter 2015. Recurring revenue grew 23% from the second quarter of 2015.

Net income in the second quarter of 2016 was $352,000 or $0.02 per diluted share, compared to net income of $651,000, or $0.04 per diluted share, in the second quarter of 2015. Non-GAAP net income per diluted share was $0.23, compared to non-GAAP net income per diluted share of $0.18 in the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 increased 14% to $5.7 million, compared to the second quarter of 2015.

“We delivered strong second quarter results as we continued to leverage our large network,” said Archie Black, President and CEO of SPS Commerce. “Consumers have come to expect seamless shopping experiences and fast, flawless fulfillment across multiple channels, and legacy technology and solutions that support single-channel shopping are no longer sufficient in an omnichannel world.  Now more than ever before, effective trading partnerships between retailers and suppliers rely on collaboration to efficiently optimize performance and consumer engagement, and this evolution is fueling our growth.”

“In the second quarter, we continued to execute against our growth strategy by growing the number of customers as well as increasing wallet share,” said Kim Nelson, CFO of SPS Commerce.  “Our new business pipeline remains robust as the retail industry increasingly adopts omnichannel strategies and we look forward to expanding our market leadership.”

Guidance

For the third quarter of 2016, revenue is expected to be in the range of $48.7 to $49.2 million.  Third quarter net income per diluted share is expected to be in the range of $0.05 to $0.06 with fully diluted weighted average shares outstanding of approximately 17.3 million shares.  Non-GAAP net income per diluted share is expected to be in the range of $0.24 to $0.25. Adjusted EBITDA is expected to be in the range of $6.4 to $6.9 million.  Non-cash, share-based compensation expense is expected to be approximately $2.1 million, depreciation expense is expected to be approximately $1.8 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2016, revenue is expected to be in the range of $192.6 to $193.6 million, representing approximately 22% growth over 2015. Full year net income per diluted share is expected to be in the range of $0.21 to $0.23 with fully diluted weighted average shares outstanding of approximately 17.2 million shares.   Non-GAAP net income per diluted share is expected to be in the range of $0.96 to $0.98. Adjusted EBITDA is expected to be in the range of $25.7 to $26.5 million. Non-cash, share-based compensation expense is expected to be approximately $8.3 million, depreciation expense is expected to be approximately $7.0 million, and amortization expense is expected to be approximately $4.8 million.  Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #34491753 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 62 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2016, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2015, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
	2016	2015

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$107,160	$121,538
Short-term marketable securities	21,010	7,517
Accounts receivable, less allowance for doubtful accounts of $414 and $446, respectively	20,432	17,615
Deferred costs	17,278	15,086
Other current assets	7,540	5,030
Total current assets	173,420	166,786

PROPERTY AND EQUIPMENT, net	13,932	13,620
GOODWILL	50,852	33,848
INTANGIBLE ASSETS, net	22,534	15,081
MARKETABLE SECURITIES, non-current	7,556	14,950
OTHER ASSETS
Deferred costs, non-current	5,660	5,260
Deferred income tax asset, non-current	11,588	11,149
Other non-current assets	2,213	1,037
Total assets	$287,755	$261,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$3,581	$2,163
Accrued compensation	12,053	11,150
Accrued expenses	3,887	1,987
Deferred revenue	12,281	7,740
Deferred rent	1,344	1,194
Total current liabilities	33,146	24,234

OTHER LIABILITIES
Deferred revenue, non-current	11,236	11,005
Deferred rent, non-current	4,140	4,307
Deferred income tax liability, non-current	2,391	-
Total liabilities	50,913	39,546

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,945,460 and 16,723,994 shares issued and outstanding, respectively	17	17
Additional paid-in capital	276,462	265,265
Accumulated deficit	(38,053)	(39,449)
Accumulated other comprehensive loss	(1,584)	(3,648)
Total stockholders’ equity	236,842	222,185
Total liabilities and stockholders’ equity	$287,755	$261,731

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$47,351	$38,846	$92,950	$75,816
Cost of revenues	15,972	12,335	30,853	23,907
Gross profit	31,379	26,511	62,097	51,909
Operating expenses
Sales and marketing	16,677	14,101	32,566	27,845
Research and development	5,542	4,495	10,611	8,564
General and administrative	7,082	6,055	14,367	11,873
Amortization of intangible assets	1,198	833	2,359	1,678
Total operating expenses	30,499	25,484	59,903	49,960
Income from operations	880	1,027	2,194	1,949
Other income (expense)
Interest income, net	151	37	296	74
Other expense, net	(374)	(57)	(81)	(169)
Total other income (expense), net	(223)	(20)	215	(95)
Income before income taxes	657	1,007	2,409	1,854
Income tax expense	(305)	(356)	(1,013)	(617)
Net income	$352	$651	$1,396	$1,237

Net income per share
Basic	$0.02	$0.04	$0.08	$0.08
Diluted	$0.02	$0.04	$0.08	$0.07

Weighted average common shares used to compute net income per share
Basic	16,909	16,536	16,873	16,485
Diluted	17,120	16,998	17,100	17,043

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Six Months Ended
	June 30,
	2016	2015

Cash flows from operating activities
Net income	$1,396	$1,237
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	(439)	155
Share based earn-out liability	(72)	-
Depreciation and amortization of property and equipment	3,259	3,109
Amortization of intangible assets	2,359	1,678
Provision for doubtful accounts	592	518
Stock-based compensation	3,992	3,146
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(2,495)	(2,397)
Deferred costs	(2,592)	(2,126)
Other current and non-current assets	(3,138)	(2,710)
Accounts payable	719	125
Accrued compensation	439	(409)
Accrued expenses	464	(324)
Deferred revenue	4,325	671
Deferred rent	(17)	(286)
Net cash provided by operating activities	8,792	2,387
Cash flows from investing activities
Purchases of property and equipment	(3,070)	(5,079)
Purchases of marketable securities	(8,499)	(9,989)
Maturities of marketable securities	2,500	-
Business acquisition, net of cash acquired	(18,062)	-
Net cash used in investing activities	(27,131)	(15,068)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,749	2,396
Excess tax benefit from exercise of options to purchase common stock	1,421	400
Net proceeds from employee stock purchase plan	786	741
Net cash provided by financing activities	3,956	3,537
Effect of foreign currency exchange rate changes	5	(307)
Net decrease in cash and cash equivalents	(14,378)	(9,451)
Cash and cash equivalents at beginning of period	121,538	130,795
Cash and cash equivalents at end of period	$107,160	$121,344

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income	$352	$651	$1,396	$1,237
Depreciation and amortization of property and equipment	1,633	1,568	3,259	3,109
Amortization of intangible assets	1,198	833	2,359	1,678
Interest income, net	(151)	(37)	(296)	(74)
Income tax expense	305	356	1,013	617
Other	293	-	(72)	-

EBITDA	3,630	3,371	7,659	6,567
Stock-based compensation expense	2,065	1,647	3,992	3,146

Adjusted EBITDA	$5,695	$5,018	$11,651	$9,713

Net income	$352	$651	$1,396	$1,237
Stock-based compensation expense	2,065	1,647	3,992	3,146
Amortization of intangible assets	1,198	833	2,359	1,678
Other	293	-	(72)	-

Non-GAAP income	$3,908	$3,131	$7,675	$6,061

Shares used to compute non-GAAP income per share
Basic	16,909	16,536	16,873	16,485
Diluted	17,120	16,998	17,100	17,043

Non-GAAP income per share
Basic	$0.23	$0.19	$0.45	$0.37
Diluted	$0.23	$0.18	$0.45	$0.36

Contact:
Investor Relations
The Blueshirt Group
Lisa Laukkanen
Nicole Gunderson
SPSC@blueshirtgroup.com
415-217-7722

Kay Rindels
SPS Commerce
866-245-8100
krindels@spscommerce.com